APPOINTMENT OF SUCCESSOR RIGHTS AGENT
                     AND AMENDMENT TO THE RIGHTS AGREEMENT

     THIS APPOINTMENT OF SUCCESSOR RIGHTS AGENT AND AMENDMENT TO THE RIGHTS AGREEMENT (the "Amendment"), is made and entered into as of the first day of June, 1999, by and between The Liberty Corporation (the "Company") and American Stock Transfer & Trust Company ("American").

                                  WITNESSETH:

     WHEREAS, the Company and The Bank of New York have entered into the Rights Agreement dated as of August 7, 1990 (the "Rights Agreement"); and

     WHEREAS, pursuant to the Rights Agreement the Company appointed The Bank of New York as Rights Agent to act as agent for the Company in accordance with the terms and conditions set forth in the Rights Agreement; and

     WHEREAS, The Bank of New York has resigned as Rights Agent and the Company is desirous of appointing American as successor to the Rights Agent; and

     WHEREAS, it is further desirous that the Rights Agreement be modified in certain particulars.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Pursuant to Section 21, Change of Rights Agent, of the Rights Agreement, the Company does hereby appoint American as the successor to the Rights Agent and American does hereby accept the appointment as successor to the Rights Agent.

     2. Section 21, Change of Rights Agent, is hereby modified to require that any successor Rights Agent at the time of its appointment as Rights Agent have a combined capital and surplus of at least $10,000,000.

     3. Section 25, Notices, is hereby modified to state that any notice or demand to the Rights Agent authorized by the Rights Agreement will be sufficient if given or made by first-class mail (postage prepaid) to (i) in the case of any transfer or exchange of Right Certificates pursuant to Section 6, American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005, (ii) in the case of any exercise of Right Certificates pursuant to Section 7, American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New

York, New York 10005, and (iii) for all other purposes, American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

     4. In all respects other than as contained in paragraphs 1, 2 and 3 above, the Rights Agreement shall remain unmodified and in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                    THE LIBERTY CORPORATION



                                    By: /s/ Martha G. Williams
                                       ----------------------------------------
                                       Martha G. Williams
                                       Vice President, General Counsel &
                                         Secretary


                                    AMERICAN STOCK TRANSFER & TRUST COMPANY



                                    By: /s/ Herbert J. Lemmer
                                       ----------------------------------------
                                       Herbert J. Lemmer
                                       Vice President


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